EXHIBIT 15.1
ACCOUNTANTS’ ACKNOWLEDGMENT
We hereby acknowledge our awareness of the use of our report dated November 4, 2019, included within the Quarterly Report on Form 10-Q of Universal Insurance Holdings, Inc. for the quarter ended September 30, 2019, in Registration Statement number 333-185484 on Form S-3 and Registration Statement numbers 333-163564, 333-174125, 333-181994, 333-189122, 333-203866, and 333-215750 on Form S-8.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ Plante & Moran, PLLC

Chicago Illinois
November 4, 2019